J.P. MORGAN VALUE OPPORTUNITIES FUND. INC.
                                DISTRIBUTION PLAN
                                 Class A Shares


     WHEREAS, JPMorgan Value Opportunuties Fund, Inc (the ACompany@) intends to engage in business as an open-end, diversified management investment company and is registered as such under the Investment Company Act of 1940, as amended (the AAct@); and

     WHEREAS, the Company intends to engage in activities which may be primarily intended to result in the sale of shares of its common stock as defined in Rule 12b-1 under the Act, and desires to adopt a Class A Distribution Plan pursuant to such Rule, and the Board of Directors has determined that there is a reasonable likelihood that adoption of the Class A Distribution Plan will benefit the Company and its shareholders; and

     WHEREAS, the Company intends to employ JP Morgan Funds Distributor, Inc. (the ADistributor@) as distributor of the securities of which the Company is the issuer;

     NOW, THEREFORE, the Company hereby adopts this Class A Distribution Plan (the APlan@) in accordance with Rule 12b-1 under the Act on the following terms and conditions:

     1. The Company may expend pursuant to this Plan amounts not to exceed an annual rate of .25 of 1% of the Company=s net assets. Such expenses shall be calculated and accrued daily and paid monthly or at such other intervals as the Board of Directors shall determine. The Fund is under no legal obligation to reimburse any expenditures in excess of the amount authorized by this Plan.

     2. The amount set forth in paragraph 1 may be spent on any activities or expenses primarily intended to result in the sale or retention of the Company=s shares, including, but not limited to, compensation to and expenses of employees of the Distributor, including overhead and telephone expenses, who engage in or support distribution of shares, printing of prospectuses and reports for other than existing shareholders, advertising, sales meetings, preparation and distribution of sales literature, and payments to dealers.

     3. This Plan was initially approved, along with the related Distribution Agreement, by the Board of Directors (as provided in Paragraph 4) on July 8, 1985 and the Plan was approved by a vote of a majority of the outstanding voting securities of the Company (as defined in the Act) on August 28, 1986.

     4. This Plan shall not take effect until it has been approved, together with any related agreements, by votes of a majority of both (a) the Board of Directors of the Company and (b) those Directors of the Company who are not Ainterested persons@ of the Company (as defined in the Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the ARule 12b-1 Directors@), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

     5. This Plan shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 4 after the Board of Directors has requested and evaluated information from each party to an agreement related to the Plan reasonably necessary to making an informed determination as to whether the Plan should be continued.

     6. Any person authorized to direct the disposition of monies paid or payable by the Company pursuant to this Plan or any related agreement shall provide to the Company=s Board of Directors and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     7. This Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Directors, or by vote of a majority of the outstanding voting securities of the Company.

     8. This Plan may not be amended to increase materially the amount of distribution expenses provided for in paragraph 2 hereof unless such amendment is approved by a vote of at least a majority (as defined in the Act) of the outstanding voting securities of the Company, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 4 hereof.

     9. While this Plan is in effect, the selection and nomination of Directors who are not interested persons (as defined in the Act) of the Company shall be committed to the discretion of the Directors who are not interested persons.

     10. The Company shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 6 hereof, for a period of not less than six years from the date of this Plan, or the agreements or such reports, as the case may be, the first two years in an easily accessible place.

Adopted effective 12/31/01




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                   J.P. MORGAN VALUE OPPORTUNITIES FUND, INC.
                                DISTRIBUTION PLAN
                                 Class B Shares


     Section 1. This Distribution Plan (the "Plan") is adopted with respect to the Class B shares (the "Shares") of the J.P. Morgan Value Opportunities Fund, Inc. (the "Fund"), pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act").

     Section 2. The Fund may incur with respect to the Shares, expenses at an annual rate of 0.75% of average daily net assets, subject to any applicable limitations imposed from time to time by applicable rules of the National Association of Securities Dealers, Inc. (the "NASD").

     Section 3. Amounts available under this Plan may be used to finance any activity which is primarily intended to result in the sale of the Shares, including, but not limited to, (i) the development, formulation and implementation of marketing and promotional activities, including direct mail promotions and television, radio, magazine, newspaper, electronic and media advertising; (ii) the preparation, printing and distribution of prospectuses and statements of additional information, and supplements thereto, and reports
(other than prospectuses and statements of additional information (and supplements thereto) or reports used for regulatory purposes or for distribution to existing shareholders); (iii) the preparation, printing and distribution of sales literature; (iv) expenditures for sales or distribution support services such as for telephone facilities and in-house telemarketing; (v) preparation of information, analyses and opinions with respect to marketing and promotional activities; (vi) commissions, incentive compensation, finders fees or other compensation to, and expenses of employees of the Fund's distributor (the "Distributor"), brokers, dealers and other financial institutions attributable to distribution or sales support activities, as applicable, including interest expenses and other costs associated with financing of such commissions, compensation and expenses; (vii) travel, equipment, printing, delivery and mailing costs, overhead and other office expenses of the Distributor attributable to distribution or sales support activities, as applicable; (viii) the costs of administering this Plan; (ix) expenses of organizing and conducting sales seminars; and (x) any other costs and expenses relating to distribution or sales support activities. To the extent that amounts paid hereunder are not used specifically to reimburse the Distributor for any such expense, such amounts may be treated as compensation for the Distributor's distribution-related services. All amounts expended pursuant to the Plan shall be paid to the Distributor and are the legal obligation of the Fund and not of the Distributor.

     Section 4. This Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority of both (a) the Board of Directors of the Fund and (b) those Directors of the Fund who are not "interested persons" of the Fund (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Non-interested Directors"), cast in person at a meeting called for the purpose of voting on this Plan or such agreements.

     Section 5. Unless sooner terminated pursuant to Section 7, this Plan shall continue in effect for a period of one year from the date it takes effect and thereafter shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided in Section 4.

     Section 6. The Distributor shall provide to the Board of Directors and the Board of Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     Section 7. This Plan may be terminated at any time by vote of a majority of the Non-interested Directors, or by vote of a majority of the outstanding voting securities of the Shares.

     Section 8. Any agreement related to this Plan shall be made in writing, and shall provide:

     (a) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Non-interested Directors or by a vote of the outstanding voting securities of the Shares, on not more than sixty (60) days' written notice to any other party to the agreement; and

     (b) that such agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

     Section 9. This Plan may not be amended to increase materially the amount of distribution expenses provided for in Section 2 unless such amendment is approved by a vote of at least a "majority of the outstanding securities" (as defined in the 1940 Act) of the Shares, and no material amendment to the Plan shall be made unless approved in the manner provided for in Section 4 hereof.



Adopted effective:  December 31, 2001






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